Exhibit 99.1

Subject: NorthStar/RXR Files Definitive Proxy Statement

Dear <<Contact Name>>,

As a financial advisor with investors in NorthStar/RXR New York Metro Real Estate, Inc. (NorthStar/RXR or the Company), this email serves to inform you of a definitive proxy statement filed by the Company announcing the 2018 annual meeting of stockholders.

At the meeting, stockholders will be voting on the following items:

•	A proposal to sell all of the assets of the Company in one or more transactions, referred to as the Asset Monetization;

•	A proposal to merge the Company with and into a wholly-owned subsidiary of its advisor, CNI NS/RXR Advisors, LLC, with the subsidiary of its advisor surviving, referred to as the Merger;

•
A proposal to approve any adjournment of the annual meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the annual meeting to approve the Asset Monetization or the Merger; and

•	A proposal to elect five individuals as directors to serve on our board until the 2019 annual meeting of stockholders and until his or her successor is duly elected and qualified.

The annual meeting will be held on October 17, 2018 and stockholders of record on September 11, 2018 may vote by proxy until 11:59pm ET on October 16, 2018.

Stockholders can vote in the following manners:

•	via the internet at www.fcrvote.com/rxr;

•	by telephone, by calling 1-866-390-5380; or

•	by mail, by completing, signing and returning the enclosed proxy card in the postage paid envelope provided to them.
If you have any questions, please call the investor relations department at 877-940-8777 and select option 2.
About NorthStar/RXR New York Metro Real Estate, Inc.

NorthStar/RXR New York Metro Real Estate, Inc. was formed to acquire a high-quality commercial real estate portfolio concentrated in the New York metropolitan area, and in particular New York City, with a focus on office, mixed-use properties and a lesser emphasis on multifamily properties. The Company was formed on March 21, 2014 as a Maryland corporation and elected to be taxed as a real estate investment trust, under the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2016. NorthStar/RXR is sponsored by Colony Capital, Inc. (NYSE: CLNY), an internally-managed equity REIT, with a diversified real estate and investment management platform, and co-sponsored by RXR Realty LLC, a leading real estate owner, manager and developer in the New York metropolitan area.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: the failure to receive, on a timely basis or otherwise, the required approvals by the stockholders of the Company, governmental or regulatory agencies and third parties; the risk that a condition to closing of the asset sales or merger may not be satisfied; each party’s ability to consummate the assets sales or merger; operating costs and business disruption may be greater than expected; and the impact of legislative, regulatory and competitive changes. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in the Company’s reports filed from time to time with the U.S. Securities and Exchange Commission (“SEC”). There can be no assurance that the proposed transactions will in fact be consummated.

We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. The Company is not under any duty to update any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.

Additional Information and Where to Find It

In connection with the proposed transactions, the Company filed with the SEC a proxy statement on September 11, 2018, that will be first mailed to security holders of the Company on or about September 12, 2018. The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that the Company will file with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company at NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022, Attn: Secretary.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the proposed transactions. Information regarding the

Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in the proxy statement filed with the SEC on September 11, 2018. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.